Exhibit 99.1

Neustar Provides Update on Local Number Portability Administrator Selection Process

STERLING, VA, June 9, 2014 - Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services and analytics, today announced a development in the selection process for the local number portability administrator (“LNPA”) contracts beginning July 1, 2015.
On Friday, June 6, 2014, a copy of a confidential email dated April 28, 2014, sent by an aide to the chair of the North American Numbering Council (NANC) to the FCC was posted in the FCC docket and made available to the public. This most recent development is troubling given that the selection of the country’s next LNPA is an important FCC responsibility in the communications field. The process has also been marred by apparent leaks of confidential information, as well as substantive and other procedural problems.
The email indicates the NANC recommends that the FCC award the next LNPA contract to iconectiv, an operating unit of Ericsson. Late Friday, notice of the filing appeared in the FCC online docket with a link to a copy of the confidential email available for a brief period of time; the notice was then changed to designate it as “Confidential” and the link to the email itself was removed. The reference to the filing was subsequently completely removed from the FCC docket.
The NANC is responsible for making a recommendation to the FCC regarding the next LNPA, however, the FCC, and not the NANC, has the authority to select the next LNPA. Prior to the release of the email, there had been no announcement that an operating unit of Ericsson had been awarded the LNPA contract. As a result of the posting of the April 28, 2014 email, the NANC’s recommendation has been made public. The posting of the email violates the NANC’s request that its report to the FCC regarding its recommendation be kept confidential.
The NANC recommendation is by no means the end of the process. Once the NANC recommendation and accompanying report are officially made public, we expect the FCC to undertake a thorough process to determine whether the NANC’s recommendation should be accepted and to bring what to date has been a flawed process to a proper, lawful conclusion.
FCC staff have advised Neustar’s counsel that the posting was an inadvertent mistake by a FCC staff member. Neustar understands the FCC intends to issue a Public Notice today, June 9, 2014, seeking public comment on the NANC’s recommendation.
Friday’s mishap is significant and underscores the need for care in the LNPA vendor selection process, which Neustar believes has not been fully demonstrated to date. For example, Neustar firmly believes that Ericsson was, without explanation, permitted to submit its bid after the deadline had passed, and that Ericsson is prohibited by law from serving as the LNPA. Neustar has been one of a number of voices advocating that the FCC address the many procedural and substantive issues raised by the LNPA vendor selection process.

Neustar intends to continue to compete vigorously in the LNPA vendor selection process, and to advocate strongly that we are the logical choice to remain as administrator, which we believe is beneficial to the industry and consumers alike.
About Neustar
Neustar, Inc. (NYSE:NSR) is the first real-time provider of cloud-based information services and data analytics, enabling marketing and IT security professionals to promote and protect their businesses. With a commitment to privacy and neutrality, Neustar operates complex data registries and uses its expertise to deliver actionable, data-driven insights that help clients make high-value business decisions in real time, one customer interaction at a time. More information is available at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about actions the company believes the FCC may take. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.
These potential risks and uncertainties include, among others, general economic conditions in the regions and industries in which the company operates; the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the company's operations resulting from network disruptions, security breaches or other events, an inability to obtain high quality data on favorable terms or otherwise, modifications to or terminations of its material contracts, the financial covenants in the company's secured credit facility and their impact on the company's financial and business operations; the company’s ability to complete its realignment efforts with minimal disruptions; the company's indebtedness and the impact that it may have on the company's financial and operating activities; the company's ability to incur additional debt; the variable interest rates applicable under the company's indebtedness and the effects of changes in those rates; the company's ability to successfully identify and complete acquisitions and integrate and support the operations of businesses the company acquires; increasing competition; market acceptance of the company’s existing services; the company's ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; the company’s ability to raise additional capital on favorable terms or at all; and business, regulatory and statutory changes related to the communications and Internet industries. More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's most recent Annual Report on Form 10-K and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Relations Contact Nicole Nolte (571) 434-5323 Nicole.Nolte@neustar.biz